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                              EMPLOYMENT AGREEMENT

     This Employment Agreement (this "Agreement") is entered into by and between Symons International Group, Inc. (the "Company") and Mark A. Paul ("You", "Your"or "Executive") with reference to the following:

     WHEREAS, the Company considers it essential to its best interests and the best interests of its stockholders to employ Mark A. Paul, upon the terms and conditions hereinafter set forth; and

     WHEREAS, the Executive desires to be employed by the Company upon the terms and conditions contained herein.

     NOW, THEREFORE, in consideration of the covenants and agreements set forth below, the parties agree as follows:

1.   EMPLOYMENT

     1.1 TERM OF AGREEMENT. The Company agrees to employ Executive as Vice President, Chief Financial Officer and Treasurer, effective as of July 30, 2001 and continuing until such employment is terminated pursuant to Section 3 below PROVIDED, HOWEVER, that the term of this Agreement shall automatically be extended without further action of either party for additional one (1) year periods thereafter unless, not later than one hundred twenty (120) days prior to the end of the then effective term, either the Company or the Executive shall have given written notice that such party does not intend to extend this Agreement ("Notice of Non-Renewal"). If Company gives Executive such a Notice of Non-Renewal, Executive's employment shall be deemed to be a termination without cause and Executive's employment shall terminate as of the expiration date of this Agreement. It is expressly understood and agreed that a Notice of Non-Renewal issued by the Company shall not extinguish the Executive's obligations pursuant to Section 4 herein, nor shall such Notice of Non-Renewal extinguish Executive's right to severance pay pursuant to Section 3 herein.

     1.2 TERMS OF EMPLOYMENT. During the term of this Agreement, You agree to be a full-time employee of the Company serving in the position of Vice President, Chief Financial Officer and Treasurer of the Company and further agree to devote substantially all of Your working time and attention to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities associated with Your position as Vice President, Chief Financial Officer and Treasurer of the Company, to use Your best efforts to perform faithfully and efficiently such responsibilities. Executive shall perform such duties and responsibilities as may be determined from time to time by the Vice Chairman, Chief Executive Officer or Executive Vice President of the Company and the Board of Directors of the Company, which duties shall be consistent with the position of Vice President, Chief Financial Officer and Treasurer of the Company, which shall grant Executive authority, responsibility, title and standing comparable to that of the Vice President, Chief Financial Officer and Treasurer of a stock insurance holding company of similar standing. Nothing herein shall prohibit You from devoting Your time to civic and community activities or managing personal investments, as long as the foregoing do not interfere with the performance of Your duties hereunder.

     1.3 APPOINTMENT AND RESPONSIBILITY. The Board of Directors of the Company shall, following the effective date of this Agreement, elect and appoint Executive as Vice President, Chief Financial Officer and Treasurer.


2.   COMPENSATION, BENEFITS AND PERQUISITES

     2.1 SALARY. Company shall pay Executive a salary, in equal bi-weekly installments, equal to an annualized salary rate of One Hundred Twenty Thousand Dollars ($120,000). Executive's salary payable pursuant to this Agreement may be increased from time to time as mutually agreed upon by Executive and the Company. The Company shall pay Executive the salary applicable in twenty-six
(26) bi-weekly installments. Notwithstanding any other provision of this Agreement, Executive's salary paid by Company for any year covered by this Agreement shall not be less than such salary paid to Executive for the immediately preceding calendar year. All salary and bonus amounts paid to Executive

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pursuant to this Agreement shall be in U.S. dollars.

     2.2 BONUS. The Company and Executive understand and agree that the Company expects to achieve significant growth during the term of this Agreement and that Executive will make a material contribution to that growth which will require certain personal and familial sacrifices on the part of Executive. Accordingly, it is the desire and intention of the Company to reward Executive for the attainment of that growth through bonus and other means (including, but not limited to, stock options, stock appreciation rights and other forms of incentive compensation). Therefore, the Company may, in its discretion, pay Executive an annual bonus of up to an additional thirty percent (30%) of Executive's salary based upon goals established by Executive and the Vice Chairman, Chief Executive Officer or Executive Vice President of SIG.

     2.3 EMPLOYEE BENEFITS. Executive shall be entitled to receive health plan benefits which are provided to other executive employees of Company under the applicable Company plans and policies, and to future benefits and health plan benefits made generally available to executive employees of the Company with duties and compensation comparable to that of Executive upon the same terms and conditions as other Company participants in such plans.

     2.4 ADDITIONAL PERQUISITES. During the term of this Agreement, Company shall provide Executive with not less than three (3) weeks paid vacation during each calendar year. In addition, Executive shall receive the use of a Volvo S80 and the Company will reimburse Executive for all operational expenses. At the expiration of the lease of the Volvo S80 in May, 2002, Executive will be provided a motor vehicle allowance of $600 per month.

     2.5 EXPENSES. During the period of his employment hereunder, Executive shall be entitled to receive reimbursement from the Company (in accordance with the policies and procedures in effect for the Company's employees) for all reasonable travel, entertainment and other business expenses incurred by him in connection with his services hereunder.


3.   TERMINATION OF EXECUTIVE'S EMPLOYMENT

     3.1.1 TERMINATION OF EMPLOYMENT AND SEVERANCE PAY. Executive's employment under this Agreement may be terminated by either party at any time for any reason; PROVIDED, HOWEVER, that if Executive's employment is terminated by the Company for any reason other than for cause, he shall receive, as severance pay, up to six (6) month's then current salary paid in regular bi-weekly payments (the "Salary Continuation"), subject to reduction as provided in Section 3.1.2. Further, if Executive shall be terminated without cause, receipt of severance payments described in the preceding sentence is conditioned upon execution by Executive and the Company of that mutual Waiver and Release attached hereto as Exhibit A. Further, Executive shall receive severance pay in accordance with this Section 3.1 if Executive shall terminate this Agreement due to a breach thereof by the Company or if Executive is directed by the Company (including, if applicable, any successor) to engage in any act or action constituting fraud or any unlawful conduct relating to the Company or its business as may be determined by application of applicable law. For purposes of this Section 3.1, termination of employment shall include a change of employment such that Executive shall no longer be employed by the Company as a Vice President or as its senior executive responsible for the accounting and finance function of the Company or at a salary less than Executive's current salary.

     3.1.2 REDUCTION OF SALARY CONTINUATION. It is expressly understood and agreed that the amount of any payment to Executive required pursuant to Section
3.1.1 shall be reduced (but not below zero) by the amount of any compensation received by Executive or attributable to services performed by Executive during the Salary Continuation period. During the Salary Continuation, Executive shall provide the Company with a bi-weekly report which shall specify all services performed by Executive for third parties, the identity of the person or entity for which services were performed and any compensation paid or expected to be paid to or for the benefit of Executive. Executive shall use his reasonable best efforts during the Salary Continuation period to obtain employment comparable to that with the Company.

     3.2    CAUSE. For purposes of this Section 3, "cause" shall mean:


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     (a)    the Executive being convicted in the United States of America, any
            State therein, or the District of Columbia, or in Canada or any Province therein (each, a "Relevant Jurisdiction"), of a crime for which the maximum penalty may include imprisonment for one year or longer (a "felony") or the Executive having entered against him or consenting to any judgment, decree or order (whether criminal or otherwise) based upon fraudulent conduct or violation of securities laws;

     (b) the Executive's being indicted for, charged with or otherwise the subject of any formal proceeding (criminal or otherwise) in connection with any felony, fraudulent conduct or violation of securities laws, in a case brought by a law enforcement or securities regulatory official, agency or authority in a Relevant Jurisdiction;

     (c) the Executive engaging in fraud, or engaging in any unlawful conduct relating to the Company or its business, in either case as determined under the laws of any Relevant Jurisdiction;

     (d)    the Executive breaching any provision of this Agreement; or

     (e)    the Executive "Grossly Neglects" his duty to the Company.
            For purposes of this Agreement, "Gross Neglect" means the failure to perform the functions of the Executive's job or the failure by Executive to carry out reasonable directions with respect to material duties after the Executive has been notified in writing that the Executive is failing to perform these functions or failing to carry out reasonable directions. Such notice shall specify the functions or directions that the Executive is failing to perform and what steps need to be taken to cure and shall set forth the reasonable time frame, which shall be at a minimum forty-five (45) days, within which to cure. If Executive fails to cure within the time frame, the Company may terminate Executive's employment for cause by giving him thirty (30) days notice or pay in lieu thereof.

     3.3.1 CHANGE OF CONTROL. Notwithstanding any other provision of this Agreement, if (i) a Change of Control (as defined below) shall occur; and (ii) within six (6) months of any such Change of Control, Executive (a) terminates his employment with the Company; (b) is terminated by the Company for any reason other than for cause; or (c) the Company (including its successors, if any) is in breach of this Agreement, then Executive shall continue to receive his current salary (in bi-weekly payments) until the expiration of six (6) months from the date of Executive's termination of employment. For purposes of this
Section 3.3, termination of employment shall include a change of employment such that Executive shall no longer be employed by the Company as a Vice President or as its senior executive responsible for the accounting and finance function of the Company or at a salary less than Executive's current salary.

     3.3.2 CONDITION OR REDUCTION OF SALARY CONTINUATION. The receipt by Executive of payments pursuant to Section 3.3.1 is specifically conditioned upon, and no payments pursuant to Section 3.3.1 shall be made to Executive if he is, at the time of his termination of employment, in breach of any provision (specifically including, but not limited to the provisions of this Agreement pertaining to non-competition, nonsolicitation and confidentiality) of this Agreement and, further, if such payments have already begun the continuation of payments to Executive pursuant to Section 3.3.1 shall cease at the time Executive shall fail to comply with the non-competition, nonsolicitation and confidentiality provisions of Article 4. It is expressly understood and agreed that the amount of any payment to Executive required pursuant to Section 3.3.1 shall be reduced (but not below zero) by any employment compensation received by Executive during the period called for in Section 3.3.1. Executive shall use his reasonable best efforts during the salary continuation period set forth in
Section 3.3.1 to obtain employment comparable to that with the Company.

     3.3.3 CHANGE OF CONTROL. A "Change of Control" shall mean (i) a change of ownership of Goran Capital Inc. ("Goran") such that the Symons family collectively owns, including indirect and beneficial ownership, less than thirty-five percent (35%) of the stock of Goran; (ii) the inability of the Symons family to cause the election of a majority of the members of the Board of Directors of either Goran, the Company, or their respective successors; or (iii) a change in the ability of the Symons family to direct the management of the day to day operations of Goran, the Company or their respective successors.

     3.4 DISABILITY. So long as otherwise permitted by law, if Executive has become permanently disabled from

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performing his duties under this Agreement, the Company's Chairman of the Board, may, in his discretion, determine that Executive will not return to work and terminate his employment as provided below. Upon any such termination for disability, Executive shall be entitled to such disability, medical, life insurance, and other benefits as may be provided generally for disabled employees of Company during the period he remains disabled. Permanent disability shall be determined pursuant to the terms of Executive's long term disability insurance policy provided by the Company. If Company elects to terminate this Agreement based on such permanent disability, such termination shall be for cause.

     3.5 INDEMNIFICATION. Executive shall be indemnified by Company (and, where applicable, its subsidiaries) to the maximum extent permitted by applicable law for actions undertaken for, or on behalf of, the Company and its subsidiaries.

4.   NON-COMPETITION, NON-SOLICITATION, CONFIDENTIALITY AND TRADE SECRETS

     4.1 NONCOMPETITION. In consideration of the Company's entering into this Agreement and the compensation and benefits to be provided by the Company to You hereunder, and further in consideration of Your exposure to proprietary information of the Company, You agree that until the date of termination or expiration of this Agreement for any reason (the "Date of Termination") not to enter into competitive endeavors and not to undertake any commercial activity which is contrary to the best interests of the Company or its affiliates, including, directly or indirectly, becoming an employee, consultant, owner (except for passive investments of not more than one percent (1%) of the outstanding shares of, or any other equity interest in, any company or entity listed or traded on a national securities exchange or in an over-the-counter securities market), officer, agent or director of, or otherwise participating in the management, operation, control or profits of (a) any firm or person engaged in the operation of a business engaged in the acquisition of insurance businesses or (b) any firm or person which either directly competes with a line or lines of business of the Company accounting for five percent (5%) or more of the Company's gross sales, revenues or earnings before taxes or derives five percent (5%) or more of such firm's or person's gross sales, revenues or earnings before taxes from a line or lines of business which directly compete with the Company.

     Notwithstanding any provision of this Agreement to the contrary, You agree that Your breach of the provisions of this Section 4.1 shall permit the Company to terminate Your employment for cause.

     4.2 CONFIDENTIALITY. You shall not knowingly disclose or reveal to any unauthorized person, during or after the Term, any trade secret or other confidential information (as outlined in the Indiana Uniform Trade Secrets Act) relating to the Company or any of its affiliates, or any of their respective businesses or principals, and You confirm that such information is the exclusive property of the Company and its affiliates. You agree to hold as the Company's property all memoranda, books, papers, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, whether made by You or otherwise coming into Your possession and, on termination of Your employment, or on demand of the Company at any time, to deliver the same to the Company.

     Any ideas, processes, characters, productions, schemes, titles, names, formats, policies, adaptations, plots, slogans, catchwords, incidents, treatment, and dialogue which You may conceive, create, organize, prepare or produce during the period of Your employment and which ideas, processes, etc. relate to any of the businesses of the Company, shall be owned by the Company and its affiliates whether or not You should in fact execute an assignment thereof to the Company, but You agree to execute any assignment thereof or other instrument or document which may be reasonably necessary to protect and secure such rights to the Company.

     4.3 NONSOLICITATION. During Executive's employment with the Company and for one (1) year following termination of Executive's employment, Executive will not directly or indirectly solicit, divert or interfere with the relationship between Company or its affiliates and any employee of Company or its affiliates.

5.   MISCELLANEOUS

     5.1 AMENDMENT. This Agreement may be amended only in writing, signed by both parties.

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     5.2    ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with regard to all matters contained herein. There are no other agreements, conditions or representations, oral or written, expressed or implied, with regard to the employment of Executive or the obligations of the Company or the Executive. This Agreement supersedes all prior employment contracts and non-competition agreements between the parties.

     5.3 NOTICES. Any notice required to be given under this Agreement shall be in writing and shall be delivered either in person or by certified or registered mail, return receipt requested. Any notice by mail shall be addressed as follows:

     If to the Company, to:

     Symons International Group, Inc.
     4720 Kingsway Drive
     Indianapolis, Indiana  46205
     Attention: Chief Executive Officer

     If to Executive, to:

     Mark A. Paul
     112 West 44th Street
     Indianapolis, IN 46208

or to such other addresses as one party may designate in writing to the other party from time to time

     5.4 WAIVER OF BREACH. Any waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

     5.5 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     5.6 GOVERNING LAW. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Indiana, without giving effect to conflict of law principles.

     5.7 HEADINGS. The headings of articles and sections herein are included solely for convenience and reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

     5.8 COUNTERPARTS. This Agreement may be executed by either of the parties in counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute a single instrument.

     5.9 SURVIVAL. Company's obligations under Section 3.1 and Executive's obligations under Section 4 shall survive the termination and expiration of this Agreement in accordance with the specific provisions of those Paragraphs and Sections and this Agreement in its entirety shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

     5.10 MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by You and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior subsequent time.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

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                                      SYMONS INTERNATIONAL GROUP,  INC.

                                      By:
                                          -------

                                      ----------------------------
                                      Douglas H. Symons, Chief Executive Officer


                                      Mark A. Paul










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